Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 18, 2008 (except for Note A2, as to which the date is November 26, 2008) with respect to the consolidated financial statements and Schedule 12-14 and our report dated November 26, 2008 with respect to the schedule of Senior Securities of Main Street Capital Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Houston, Texas
November 26, 2008